UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2007
BFC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	333-72213	59-2022148

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 954-940-4900
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective March 29, 2007, Glen R. Gilbert retired from his positions as Executive Vice President and Chief Financial and Accounting Officer of BFC Financial Corporation (“BFC”) after 27 years of service at BFC. Mr. Gilbert will remain with BFC in a non-executive position. Effective April 2, 2007, George P. Scanlon was appointed Executive Vice President and Chief Financial Officer of BFC, and Maria R. Scheker was appointed Chief Accounting Officer of BFC.
     George P. Scanlon, age 49, has served as Executive Vice President and Chief Financial Officer of Levitt Corporation (“Levitt”) since August 2004 and now serves as Executive Vice President and Chief Financial Officer of each of BFC and Levitt. As of December 31, 2006, BFC owned all of Levitt’s issued and outstanding Class B Common Stock and 2,074,243 shares, or approximately 11.2%, of Levitt’s issued and outstanding Class A Common Stock, representing approximately 52.9% of Levitt’s total voting power. Prior to joining Levitt, Mr. Scanlon was the Chief Financial Officer of Datacore Software Corporation from December 2001 to August 2004. Datacore is a privately-owned independent software vendor specializing in storage control, storage management and storage consolidation. Prior to joining Datacore, Mr. Scanlon was the Chief Financial Officer at Seisint, Inc. from November 2000 to September 2001. Seisint was a privately-owned technology company specializing in providing data search and processing products. Prior to joining Seisint, Mr. Scanlon was employed at Ryder System, Inc. from August 1982 to June 2000, serving in a variety of financial positions, including Senior Vice President — Planning and Controller. Ryder is a publicly-traded Fortune 500 provider of transportation, logistics and supply chain management services.
     Maria R. Scheker, age 49, joined BFC in 1985 and has held various positions with the company during this time, including Assistant Controller from 1993 through 2003. Ms. Scheker was appointed Controller of BFC in 2003 and Senior Vice President of BFC in March 2006. Ms. Scheker has been a certified public accountant in the State of Florida since 2003.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION
Date: April 4, 2007	By:	/s/ George P. Scanlon
George P. Scanlon,
Executive Vice President and Chief Financial Officer

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